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                                                                    Exhibit 23.2

NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On April 19, 2002, Scientific-Atlanta, Inc. (the "Company") dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent auditors. Prior to the date of this Form 11-K, the Arthur Andersen partner responsible for the audit of the financial statements of the Scientific-Atlanta, Inc. Voluntary Employee Retirement and Investment Plan (the "Plan") as of December 31, 2000 and for the year then ended resigned from Arthur Andersen. As a result, after reasonable efforts, the Plan has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Company's registration statements on Form S-8 Nos. 33-69827, 333-64971 and 333-50066 of Arthur Andersen's audit report with respect to the Plan's financial statements as of December 31, 2000 and for the year then ended. Under these circumstances, Rule 437a under the Securities Act permits the Plan to file this Form 11-K, which is incorporated by reference into the Company's registration statements on Form S-8 Nos. 33-69827, 333-64971 and 333-50066 and deemed to be a new registration statement, without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act.